Exhibit 99.1

United Refining Co.

United Refining Warns Interrupted Pipeline Supply

May Cause Gasoline Shortages in Pennsylvania and New York

New York (11 August 2010): John Catsimatidis, Chairman and CEO of United Refining Co. in Warren, Pa. issued a statement today regarding the recent pipeline spill near Kalamazoo, Michigan. The pipeline originating in the oilfields of Canada is owned and operated by Enbridge Inc., a Canadian company. The pipeline has been repaired as of Wednesday morning and is awaiting permission from the United States Department of Transportation (DOT) to restart the line.

Mr. Catsimatidis’ refinery located in Warren receives a large amount of its crude oil through this pipeline and has recently had to temporarily scale back production because of the break.

Mr. Catsimatidis said, “It is imperative to get this oil pipe line up and running again. We are entering the final days of summer vacations and the prospect of gas shortages, empty pumps and gas lines is not a pretty prospect for Northwest Pennsylvania and Western New York. We sincerely urge both Enbridge and the governing U.S. agencies, the Department of Transportation and the Environmental Protection Agency, to get this pipe line up and operating as quickly as possible. Reserves are in short supply.”

United Refining supplies gasoline to its chain of about 400 gas stations and convenience stores operating under the names, Kwik Fill and Country Fair in western Pennsylvania and New York, as well as other retailers.

Contact:

Matt Wanning

823 11th Ave.

New York, NY 10019

O: 212-956-5803

F: 212-247-4509

tmwred@aol.com